TRIDENT
BRANDS

December 8th, 2015

Continental Ingredients Canada Inc.
1170 Invicta Drive
Oakville, ON
L6H 6G1

Attention: Rob Campbell and Don MacPhee

Dear Sirs:

Re: Letter of Intent

This Letter of Intent ("**LOI**") confirms the mutual intention of Trident Brands Inc. ("**Trident**"), a Nevada corporation, Continental Ingredients Canada Inc. ("**Continental**"), an Ontario corporation and certain shareholders of Continental (Trident, the Continental shareholders and Continental are each referred to herein as a "**Party**" and collectively as the "**Parties**") to enter into negotiations regarding the acquisition by Trident of (i) a number of outstanding common shares of Continental which shall be up to 43% of the voting securities of Continental on a fully diluted basis; and (ii) an option (the "**Share Purchase Option**") to acquire the balance of all remaining issued and outstanding voting securities of Continental at the time of the Closing (the "**Transaction**"). This letter is not intended to create legally binding obligations except as set out in sections 2, 4, 5, 6, 7, and 8 below but will serve as the basis for negotiating a definitive agreement (the "**Definitive Agreement**") leading to the completion of the Transaction.

1. **The Transaction**

1.1 **Structure and Consideration**: The Transaction shall be completed by the purchase of outstanding common shares of Continental, and the Share Purchase Option, in consideration for a combination of cash and common shares of Trident to be mutually determined by the Parties and the shareholders of Continental. The parties to the Definitive Agreement will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations.

1.2 **Fairness Opinion:** The aggregate value of the consideration payable by Trident shall be supported by a fairness opinion to be jointly commissioned by the Parties from a mutually acceptable third party valuator accredited by the Canadian Institute of Chartered Business Valuators or by the Investment Dealers Association of Canada.

1.3 **Terms and Conditions**: The Definitive Agreement will contain provisions that are customary for a transaction of this nature and will include, without limitation, customary representations and warranties of each Party as to their respective financial condition, known liabilities, and corporate good standing. The closing conditions in favour of the Parties will include, without limitation, the following:

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(i) receipt of all required regulatory approvals to the carrying out of the Transaction;

(ii) approvals of the boards of directors of each Party, including a special committee of the board of directors of Trident;

(iii) obtaining all required third party consents;

(iv) completion of all required audited and unaudited financial statements of Continental, prepared in accordance with US GAAP and audited and by a PCAOB registered audit firm;

(v) Trident and its accountant having had a reasonable opportunity to review the foregoing financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of Continental, and that both Trident and its accountant are satisfied with the content of such financial statements;

(vi) Completion of reciprocal due diligence by the Parties, to their respective satisfaction;

(vii) no material change in the employment agreements of either Party without the prior consent of the other Party;

(viii) all representations in the Definitive Agreement being accurate as of the closing of the Transaction;

(ix) no adverse material change in the business, assets, or financial condition of the Parties subsequent to the execution of the Definitive Agreement;

(x) closing of the Transaction to be completed by both parties within the following parameters:

A. notice of completion of substantial due diligence and board approval by both parties by December 31, 2015;

B. receipt of the fairness opinion reference in above paragraph 1.2 by February 29, 2016;

C. execution of Definitive Agreement by March 31, 2016;

D. receipt of all required shareholder and board approvals of Continental by April 15, 2016;

E. receipt of all special committee and board approvals of Trident by April 16, 2016;

F. completion of all required audited and unaudited financial statements of Continental, prepared in accordance with US GAAP and audited and by a PCAOB registered audit firm by April 30, 2016..

G. completion of a side letter with CIC governing the major shareholder issues.

H. closing of the Transaction by May 13, 2016.

The Parties will work diligently during this period but recognize that regulatory and other market delays may require adjustments to this timetable.

2. **Due Diligence**

Once the Parties have signed this letter, each Party will give the other full access to all of its (i) books, records, business plans, financial and operating data and all other information; (ii) assets and operations; and (iii) personnel.

In the event that the Parties do not notify each other in writing prior to 5:00 p.m. (Eastern Standard Time) on December 31, 2015 (or such later date as the parties may mutually agree upon) that the results of their investigations are satisfactory and they are willing to negotiate and enter into the Definitive Agreement, this letter agreement will terminate and be of no further force or effect save and except for provisions in paragraph 7.

3. **Definitive Agreement**

Upon the satisfactory completion of diligence by the Parties in accordance with above Section 2, the Parties will negotiate the terms of the Definitive Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before March 31, 2015.

4. **Standstill**

During the period from the satisfactory completion of diligence until this letter agreement is either superseded by the Definitive Agreement or terminated pursuant to section 2, each Party agrees that it will:

(a) not solicit offers or have discussion with any third parties regarding its sale of its shares or Continental assets or any other form of business combination,

(b) Continental shall conduct its business only in, and not take any action except in, and

(c) Continental shall not engage in non-arms length transactions with its shareholders, or redeem in excess of 1% of its currently outstanding shares.

5. **Expenses**

Each Party will be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Definitive Agreement or otherwise relating to the Transaction.

6. **Publicity**

No Party will make any announcement, issue any press release or otherwise disclose the existence of this letter, without the prior written consent of the other Party. Continental acknowledges that, as a reporting issuer, Trident may be required to make public disclosure regarding this LOI and the Transaction at its discretion, in which case Continental shall not unreasonably withhold its consent to such disclosure.

7. **Confidentiality Agreements**

Subject to above Section 6, each Party agrees to keep the existence and the terms of this LOI confidential and will not make any disclosure except where disclosure is required by law. In addition, each Party agrees that any information provided to the other in connection with the negotiation and entering into of the Definitive Agreement for the Transaction will be maintained in confidence, will not be disclosed to any other Party, other than each Party's respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the Party for any purpose other than the evaluation and completion of the Transaction. Each Party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Letter of Intent and the business combination transactions confidential. All obligations regarding confidentiality will survive termination of this LOI.

8. **General**

This letter will be governed by and construed in accordance with the laws of the Province of Ontario. Trident hereby submit to the jurisdiction of the Province of Ontario with respect to any matters arising out of this letter.

Upon the written confirmation of the general terms and conditions set out in this letter by the Parties, Sections 2, 4, 5, 6, 7, and 8 of this LOI will be binding on the Parties. Sections 1 and 3 of this Agreement will constitute non-legally binding provisions and will not impose upon the parties any obligation to consummate the Transaction.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Eastern Standard Time) on November 20, 2015 failing which this letter will be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together will constitute one and the same instrument.

We look forward to working together.

Yours very truly,

TRIDENT BRANDS INCORPORATED

Per: ________________________

Mark Holcombe
Chairman

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 8th day of December, 2015:

CONTINENTAL INGREDIENTS CANADA INC.

Per: ______________________
Authorized Signatory

Rob Campbell
Print Name

Its: President

____
ROB CAMPBELL

____
DON MACPHEE